[TYPE]
    CONFORMED COPY








                    THREE-YEAR COMPETITIVE ADVANCE AND
                   REVOLVING CREDIT FACILITY AGREEMENT




                        Dated as of March 25, 1994



                                  Among


                    FIRST OF AMERICA BANK CORPORATION,

                        THE LENDERS NAMED HEREIN,


                                   and


                         CHEMICAL BANK, as Agent







                                             [CS&M Ref. No. 6700-199]





                            TABLE OF CONTENTS


    Article   Section                                       Page

    I.        DEFINITIONS

              1.01 Defined Terms  . . . . . . . . . . .        1
              1.02 Terms Generally  . . . . . . . . . .       20
              1.03 Accounting Terms . . . . . . . . . .       20

    II.       THE CREDITS

              2.01 Commitments  . . . . . . . . . . . .       21
              2.02 Loans  . . . . . . . . . . . . . . .       21
              2.03 Competitive Bid Procedure  . . . . .       23
              2.04 Standby Borrowing Procedure  . . . .       26
              2.05 Refinancings   . . . . . . . . . . .       27
              2.06 Fees   . . . . . . . . . . . . . . .       28
              2.07 Repayment of Loans; Evidence
                   of Debt  . . . . . . . . . . . . . .       29
              2.08 Interest on Loans  . . . . . . . . .       30
              2.09 Default Interest   . . . . . . . . .       31
              2.10 Alternate Rate of Interest   . . . .       31
              2.11 Termination, Reduction of
                   Commitments  . . . . . . . . . . . .       32
              2.12 Prepayment   . . . . . . . . . . . .       33
              2.13 Reserve Requirements; Change in
                   Circumstances  . . . . . . . . . . .       33
              2.14 Change in Legality . . . . . . . . .       35
              2.15 Indemnity  . . . . . . . . . . . . .       36
              2.16 Pro Rata Treatment . . . . . . . . .       37
              2.17 Sharing of Setoffs . . . . . . . . .       37
              2.18 Payments . . . . . . . . . . . . . .       38
              2.19 Taxes  . . . . . . . . . . . . . . .       39
              2.20 Duty to Mitigate; Assignment of
                   Commitments Under Certain
                   Circumstances  . . . . . . . . . . .       42

    III.      REPRESENTATIONS AND WARRANTIES

              3.01 Financial Condition  . . . . . . . .       43
              3.02 No Change  . . . . . . . . . . . . .       44
              3.03 Corporate Existence; Compliance with
                   Law  . . . . . . . . . . . . . . . .       44
              3.04 Corporate Power; Authorization;
                   Enforceable Obligations  . . . . . .       44
              3.05 No Legal Bar   . . . . . . . . . . .       45
              3.06 No Material Litigation   . . . . . .       45
              3.07 No Default   . . . . . . . . . . . .       45
              3.08 Ownership of Property; Liens . . . .       45
              3.09 No Contractual Restrictions  . . . .       45
              3.10 Taxes  . . . . . . . . . . . . . . .       45
              3.11 Federal Reserve Regulations  . . . .       46
              3.12 Employee Benefit Plans . . . . . . .       46
              3.13 Investment Company Act; Public
                   Utility Holding Company Act  . . . .       46
              3.14 Subsidiaries . . . . . . . . . . . .       47
              3.15 Use of Proceeds  . . . . . . . . . .       47
              3.16 No Material Misstatements  . . . . .       47
              3.17 Environmental and Safety Matters . .       47
              3.18 Capital Commitments  . . . . . . . .       47

    IV.       CONDITIONS OF LENDING

              4.01 All Borrowings . . . . . . . . . . .       48
              4.02 Closing Date . . . . . . . . . . . .       48

    V.        AFFIRMATIVE COVENANTS

              5.01 Financial Statements . . . . . . . .       50
              5.02 Inspection of Property; Books and
                   Records; Discussions . . . . . . . .       52
              5.03 Notices  . . . . . . . . . . . . . .       52
              5.04 Continuance of Business  . . . . . .       52
              5.05 Compliance with Regulatory
                   Standards  . . . . . . . . . . . . .       53
              5.06 Payment of Obligations . . . . . . .       53
              5.07 Maintenance of Property, Insurance .       53
              5.08 Employee Benefits  . . . . . . . . .       53
              5.09 Capital Requirements . . . . . . . .       54

    VI.       NEGATIVE COVENANTS

              6.01 Limitation on Liens  . . . . . . . .       55
              6.02 Prohibition of Fundamental Changes         55
              6.03 Consolidated Net Worth . . . . . . .       55
              6.04 Nonperforming Assets . . . . . . . .       55
              6.05 Double Leverage  . . . . . . . . . .       55
              6.06 Use of Proceeds  . . . . . . . . . .       56
              6.07 Regulation U . . . . . . . . . . . .       56
              6.08 Capital Commitments  . . . . . . . .       56

    VII.      EVENTS OF DEFAULT                               56

    VIII.     THE AGENT                                       60

    IX.       MISCELLANEOUS

              9.01 Notices  . . . . . . . . . . . . . .       63
              9.02 Survival of Agreement  . . . . . . .       63
              9.03 Binding Effect . . . . . . . . . . .       64
              9.04 Successors and Assigns . . . . . . .       64
              9.05 Expenses; Indemnity  . . . . . . . .       67
              9.06 Applicable Law . . . . . . . . . . .       68
              9.07 Waivers; Amendment . . . . . . . . .       68
              9.08 Entire Agreement . . . . . . . . . .       69
              9.09 Severability . . . . . . . . . . . .       70
              9.10 Counterparts . . . . . . . . . . . .       70
              9.11 Headings . . . . . . . . . . . . . .       70
              9.12 Right of Setoff  . . . . . . . . . .       70
              9.13 Jurisdiction; Consent to Service
                     of Process . . . . . . . . . . . .       71
              9.14 Waiver of Jury Trial . . . . . . . .       71
              9.15 Confidentiality  . . . . . . . . . .       72

    Exhibits

    Exhibit A-1        Form of Competitive Bid Request
    Exhibit A-2        Form of Notice of Competitive Bid Request
    Exhibit A-3        Form of Competitive Bid
    Exhibit A-4        Form of Competitive Bid Accept/Reject
                       Letter
    Exhibit A-5        Form of Standby Borrowing Request
    Exhibit B          Form of Administrative Questionnaire
    Exhibit C          Form of Assignment and Acceptance


    Schedules

    Schedule 2.01      Lenders and Commitments
    Schedule 3.06      Litigation
    Schedule 3.14      Subsidiaries of the Borrower






                                                       CONFORMED COPY


                        COMPETITIVE ADVANCE AND REVOLVING CREDIT
                   FACILITY AGREEMENT (the "Agreement") dated as of March 25, 1994, among FIRST OF AMERICA BANK CORPORATION, a Michigan corporation (the "Borrower"), the lenders listed in Schedule 2.01 (the "Lenders"), and CHEMICAL BANK, a New York banking corporation, as agent for the Lenders (in such capacity, the "Agent").


              The Borrower has requested the Lenders to extend credit to the Borrower in order to enable it to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Maturity Date (as herein defined) a principal amount not in excess of $150,000,000 at any time outstanding. The Borrower has also requested the Lenders to provide a procedure pursuant to which the Borrower may invite the Lenders to bid on an uncommitted basis on short-term borrowings
    by the Borrower.   The proceeds of all such borrowings are to be
    used to provide working capital and for other general corporate purposes. The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions herein set forth.

              Accordingly, the Borrower, the Lenders and the Agent agree as follows:


                                ARTICLE I
                               Definitions

              SECTION 1.01.  Defined Terms.  As used in this
    Agreement, the following terms shall have the meanings specified below:

              "ABR Borrowing" shall mean a Borrowing comprised of ABR Loans.

              "ABR Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

              "Adjusted CD Rate" shall mean, with respect to any CD Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the sum of (a) a rate per annum equal to the product of (i) the Fixed CD Rate in effect for such Interest Period and
    (ii) Statutory Reserves, plus (b) the Assessment Rate. For purposes hereof, the term "Fixed CD Rate" shall mean the arithmetic average (rounded upwards, if necessary, to the next 1/100 of 1%) of the prevailing rates per annum bid at or about 10:00 a.m., New York City time, to the Agent on the first Business Day of the Interest Period applicable to such CD Borrowing by three New York City negotiable certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value of negotiable certificates of deposit of major United States money center banks in a principal amount approximately equal to the Agent's portion of such CD Borrowing and with a maturity comparable to such Interest Period.

              "Administrative Questionnaire" shall mean an
    Administrative Questionnaire in the form of Exhibit B hereto.

              "Agent Fees" shall have the meaning assigned to such term in Section 2.06(c).

              "Affiliate" shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

              "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Base CD Rate in effect on such day plus 1% and
    (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) Statutory Reserves and (b) the Assessment Rate. "Three-Month Secondary CD Rate" shall mean, for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day shall not be a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical
    Release H.15(519) during the week following such day), or, if such rate shall not be so reported on such day or such next preceding Business Day, the average of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately
    10:00 a.m., New York City time, on such day (or, if such day shall not be a Business Day, on the next preceding Business Day) by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so pub-lished for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate, respectively.

              "Assessment Rate" shall mean for any date the annual rate (rounded upwards, if necessary, to the next 1/100 of 1%) most recently estimated by the Agent as the then current net annual assessment rate that will be employed in determining amounts payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insurance by such Corporation (or such successor) of time deposits made in Dollars at the Agent's domestic offices.

              "Assignment and Acceptance" shall mean an assignment and acceptance entered into by a Lender and an assignee in the form of Exhibit C.

              "Bank Regulatory Authority" shall mean the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation and all other relevant bank regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

              "Bank Subsidiary" shall mean any Subsidiary which is a commercial bank, banking corporation, savings and loan association, savings bank, trust company or Edge Act corporation.

              "Board" shall mean the Board of Governors of the Federal Reserve System of the United States.

              "Borrowing" shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) on a single date and as to which a single Interest Period is in effect.

              "Business Day" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New
    York) on which banks are open for business in New York City; provided, however, that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

              "Capital Commitment" shall mean any commitment to the Federal Deposit Insurance Corporation, the Resolution Trust Corporation, the Director of the Office of Thrift Supervision, the Comptroller of the Currency, or the Board, or their predecessors or successors, to maintain the capital of an insured depository institution.

              "Capital Lease Obligations" of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

              "CD Borrowing" shall mean a Borrowing comprised of CD Loans.

              "CD Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the Adjusted CD Rate in accordance with the provisions of Article II.

              A "Change in Control" shall be deemed to have occurred if (a) any Person or group (within the meaning of Rule 13d-5 of the Securities and Exchange Commission as in effect on the date hereof) shall own directly or indirectly, beneficially or of record, shares representing 25% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by Persons who were neither (i) nominated by the board of directors of the Borrower (or a nominating committee thereof), nor (ii) appointed by directors so nominated; or
    (c) any Person or group (other than the board of directors of the Borrower) shall otherwise directly or indirectly Control the Borrower.

              "Closing Date" shall mean the date hereof.

              "Code" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

              "Commitment" shall mean, with respect to each Lender, the commitment of such Lender hereunder as set forth in
    Schedule 2.01 hereto, as such Lender's Commitment may be permanently terminated or reduced from time to time pursuant to
    Section 2.11.

              "Competitive Bid" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

              "Competitive Bid Accept/Reject Letter" shall mean a notification made by the Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.

              "Competitive Bid Rate" shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.03(b),
    (i) in the case of a Eurodollar Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

              "Competitive Bid Request" shall mean a request made pursuant to Section 2.03 in the form of Exhibit A-1.

              "Competitive Borrowing" shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted by the Borrower under the bidding procedure described in Section 2.03.

              "Competitive Loan" shall mean a Loan from a Lender to the Borrower pursuant to the bidding procedure described in
    Section 2.03.  Each Competitive Loan shall be a Eurodollar
    Competitive Loan or a Fixed Rate Loan.

              "Consolidated Net Worth" at any date shall mean the Net Worth of the Borrower and the consolidated Subsidiaries on such date, determined on a consolidated basis in accordance with GAAP.

              "Contingent Obligation" with respect to the Borrower or any Subsidiary shall mean any obligation of the Borrower or such Subsidiary, as applicable, guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or guarantees by the Borrower of obligations of any Subsidiary. The amount of any Contingent Obligation shall be deemed to equal the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

              "Contractual Obligation" with respect to the Borrower or any Subsidiary shall mean any provision of any security issued by the Borrower or such Subsidiary, as applicable, or of any agreement, instrument or undertaking to which the Borrower or such Subsidiary, as applicable, is a party or by which it or any of its property is bound.

              "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, but not including the exercise of investment discretion as an investment advisor or fiduciary, and "Controlling" and "Controlled" shall have meanings correlative thereto.

              "Default" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

              "Dollars" or "$" shall mean lawful money of the United States of America.


              "Equity Investment in Subsidiaries" shall mean the Borrower's aggregate equity investment in the Subsidiaries, determined in accordance with GAAP.

              "ERISA" shall mean the Employee Retirement Income
    Security Act of 1974, as the same may be amended from time to time.

              "ERISA Affiliate" shall mean any trade or business
    (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

              "Eurodollar Borrowing" shall mean a Borrowing comprised of Eurodollar Loans.

              "Eurodollar Competitive Loan" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of
    Article II.

              "Eurodollar Loan" shall mean any Eurodollar Competitive Loan or Eurodollar Standby Loan.

              "Eurodollar Standby Loan" shall mean any Standby Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

              "Event of Default" shall have the meaning assigned to such term in Article VII.

              "Facility A Credit Agreement" shall mean the
    $150,000,000 Competitive Advance and Revolving Credit Facility Agreement dated the date hereof among the parties hereto.

              "Facility Fee" shall have the meaning assigned to such term in Section 2.06(a).

              "Facility Fee Percentage" shall mean on any date the applicable percentage set forth below based upon the ratings by S&P and Moody's, respectively, applicable on such date to the type of Index Debt described below:

               Index Debt Described in Clause (i) or (iii)
                     of the Definition of Index Debt

         Category 1                    Facility Fee Percentage
         A+ or higher by S&P                   .150%
         A1 or higher by Moody's

         Category 2

         A or A- by S&P                        .180%
         A2 or A3 by Moody's



         Category 3

         BBB+ by S&P                           .210%
         Baa1 by Moody's

         Category 4

         BBB by S&P                            .250%
         Baa2 by Moody's

         Category 5

         BBB- by S&P                           .375%
         Baa3 by Moody's

         Category 6

         BB+ or lower by S&P                   .500%
         Ba1 or lower by Moody's

                   Index Debt Described in Clause (ii)
                     of the Definition of Index Debt

         Category 1                    Facility Fee Percentage
         A or higher by S&P                    .150%
         A2 or higher by Moody's

         Category 2

         A- or BBB+ by S&P                     .180%
         A3 or Baa1 by Moody's

         Category 3

         BBB by S&P                            .210%
         Baa2 by Moody's

         Category 4

         BBB- by S&P                           .250%
         Baa3 by Moody's

         Category 5

         BB+ by S&P                            .375%
         Ba1 by Moody's

         Category 6

         BB or lower by S&P                    .500%
         Ba2 or lower by Moody's

              For purposes of the foregoing, (i) if there shall exist no Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then each rating agency shall be deemed to have established a rating with respect to Index Debt in Category 6; (ii) if the ratings established or deemed to have been established by S&P and Moody's for the Index Debt shall fall within different Categories, the Facility Fee Percentage shall be based on the Category containing the lower of such ratings; and (iii) if any rating established or deemed to have been established by S&P or Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective (A) if the Index Debt is not publicly rated, as of the date of the applicable Ratings Review Letter indicating such change or (B) if the Index Debt is publicly rated, as of the date on which such change is first announced by the applicable rating agency. Each change in the Facility Fee Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency, and pending agreement on such amendment, the Facility Fee Percentage most recently determined in accordance with this definition shall continue in effect.

              "Fees" shall mean the Facility Fee, the Utilization Fee and the Agent Fees.

              "Financial Officer" of any corporation shall mean the chief financial officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such corporation.

              "Fixed Rate Borrowing" shall mean a Borrowing comprised of Fixed Rate Loans.

              "Fixed Rate Loan" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

              "GAAP" shall mean generally accepted accounting principles, applied on a consistent basis.

              "Governmental Authority" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

              "Indebtedness" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Contingent Obligations of such Person, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

              "Index Debt" shall mean (i) senior, unsecured noncredit-enhanced, long-term debt of the Borrower (whether or not any such debt shall be outstanding) rated by both S&P and Moody's or (ii) if the debt described in clause (i) shall not exist, long-term subordinated debt of the Borrower (whether or not any such debt shall be outstanding) rated by both S&P and Moody's or (iii) if the debt described in clauses (i) and
    (ii) shall not exist, senior, unsecured, noncredit-enhanced, long-term debt of the Borrower (whether or not any such debt shall be outstanding) with respect to which the Borrower has delivered to the Agent Ratings Review Letters dated not earlier than the most recent Ratings Review Date (or which has been publicly rated by only one of S&P or Moody's and as to which a Ratings Review Letter from the other rating agency has been delivered to the Agent not earlier than such date).

              "Intangibles" with respect to any Person at any date shall mean the amount of all assets of such Person that would be classified as intangible assets in accordance with GAAP, but in any event including unamortized debt discount and expense, unamortized organization and reorganization expense, costs in excess of the net asset value of acquired companies, patents, copyrights, trade or service marks, franchises, trade names, goodwill and the amount of any write-up in the book value of any assets resulting from any revaluation (other than (a) revaluations of tangible assets arising out of purchase accounting adjustments, (b) revaluations arising out of foreign currency valuations in accordance with GAAP, and (c) revaluations pursuant to the Statement of Financial Accounting Standards
    No. 115) thereof after December 31, 1993.

              "Interest Payment Date" shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurodollar Loan with an Interest Period of more than three months' duration or a Fixed Rate Loan or a CD Loan with an Interest Period of more than 90 days' duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months' duration or 90 days duration, as the case may be, been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan with or to a Loan of a different Type.

              "Interest Period" shall mean (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any CD Borrowing, a period of 30, 60, 90 or 180 days' duration, as the Borrower may elect, commencing on the date of such Borrowing, (c) as to any ABR Borrowing, the period commencing on the date of such Borrowing and ending on the next succeeding March 31, June 30, September 30 or December 31, or, if earlier, on the Maturity Date or the date of prepayment of such Borrowing and (d) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

              "LIBO Rate" shall mean, with the respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to the arithmetic mean (rounded upwards, if necessary, to the next 1/16 of 1%) of the offered rates for dollar deposits with a maturity comparable to such Interest Period which appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as hereinafter defined) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, however, that if there shall no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, "LIBO Rate" shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which dollar deposits approximately equal in principal amount to (i) in the case of a Eurodollar Standby Loan, the Agent's portion of such Standby Borrowing and (ii) in the case of a Eurodollar Competitive Loan, a principal amount that would have been the Agent's portion of such Competitive Borrowing had such Competitive Borrowing been a Eurodollar Standby Loan, and for a maturity comparable to such Interest Period are offered to the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m
                                   .m., London time, two Business
    Days prior to the commencement of such Interest Period.
    "Telerate British Bankers Assoc. Interest Settlement Rates Page" shall mean the display designated as Page 3750 on Teleratesystem Incorporated (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

              "Lien" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
    (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, other than redemption or prepayment rights of the issuers of such securities.


              "Loan" shall mean a Competitive Loan or a Standby Loan, whether made as a Eurodollar Loan, a CD Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby.

              "Loan Documents" shall mean (i) this Agreement and the letter agreement referred to in Section 2.06(c) and (ii) any amendment, supplement, modification, consent or waiver of, to or in respect of either of the foregoing.

              "Loan Loss Reserves" with respect to the Borrower at any date shall mean the aggregate reserves for loan losses of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

              "Margin" shall mean, as to any Eurodollar Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

              "Margin Stock" shall have the meaning given such term under Regulation U.

              "Material Adverse Effect" shall mean a material adverse effect on the business, assets, operations or condition, financial or otherwise, of the Borrower and its subsidiaries taken as a whole.

              "Maturity Date" shall mean March 25, 1997.

              "Moody's" shall mean Moody's Investors Service, Inc., and its successors.

              "Multiemployer Plan" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

              "Net Worth" with respect to any Person at any date shall mean (i) all amounts which would be included under shareholders' equity on a balance sheet of such Person determined in accordance with GAAP, less (ii) such Person's treasury stock.

              "Nonperforming Assets" shall mean, as at any date, the sum, for the Borrower and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of the following: (a) nonaccrual loans plus (b) accruing loans past due 90 days or more plus (c) restructured loans and leases plus (d) other real estate owned.

              "PBGC" shall mean the Pension Benefit Guaranty
    Corporation referred to and defined in ERISA.

              "Person" shall mean any natural Person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

              "Plan" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Borrower or any ERISA Affiliate.

              "Ratings Review Date" shall mean (a) the Closing Date,
    (b) each anniversary of the Closing Date and (c) any date after the most recent date referred to in (a) or (b) above which shall have been designated in a notice delivered by the Required Lenders to the Borrower not fewer than 60 days prior to such designated date.

              "Ratings Review Letters" shall mean, on any date, the letters of each of S&P and Moody's that set forth the ratings of the Index Debt by such rating agencies, which letters shall not be dated earlier than 10 days prior to the date of delivery thereof to the Agent.

              "Regulation D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

              "Regulation G" shall mean Regulation G of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

              "Regulation U" shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

              "Regulation X" shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

              "Regulation Y" shall mean Regulation Y of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

              "Reportable Event" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

              "Required Lenders" shall mean, at any time, Lenders having Commitments representing at least 66-2/3% of the Total Commitment or, for purposes of Article VII, Lenders holding Loans representing at least 66-2/3% of the aggregate principal amount of the Loans outstanding.

              "Requirement of Law" as to any Person shall mean the certificate of incorporation and by-laws or other organizational or governing documents of such Person and any law, treaty, rule, regulation, regulatory guideline or pronouncement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

              "Responsible Officer" of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
              "Restricted Subsidiary" shall mean any Subsidiary that would be a Significant Subsidiary if all references to 10% in Rule 1-02 of Regulation S-X of the Securities and Exchange
    Commission, 17 C.F.R.   210.1-02 were instead references to 7.5%.

              "Significant Subsidiary" shall mean any Subsidiary which, at the time any determination is being made, constitutes a "significant subsidiary" as defined in Rule 1-02 of Regulation S-
    X of the Securities and Exchange Commission, 17 C.F.R.   210.1-
    02, as in effect on the date hereof.

              "S&P" shall mean Standard and Poor's Corporation, and its successors.

              "Spread" shall mean on any date, with respect to Eurodollar Standby Loans or CD Loans, the applicable percentage set forth below based upon the ratings by S&P and Moody's, respectively, applicable on such date to the Index Debt:

               Index Debt Described in Clause (i) or (iii)
                     of the Definition of Index Debt

    Category 1                LIBOR Spread        CD Spread
    A+ or higher by S&P           .250%             .375%
    A1 or higher by Moody's

    Category 2

    A or A- by S&P                .320%             .445%
    A2 or A3 by Moody's

    Category 3

    BBB+ by S&P                   .390%             .515%
    Baa1 by Moody's

    Category 4

    BBB by S&P                    .500%             .625%
    Baa2 by Moody's

    Category 5

    BBB- by S&P                   .375%             .500%
    Baa3 by Moody's

    Category 6

    BB+ or lower by S&P           .500%             .625%
    Ba1 or lower by Moody's;

                   Index Debt Described in Clause (ii)
                     of the Definition of Index Debt









    Category 1                LIBOR Spread        CD Spread
    A or higher by S&P            .250%             .375%
    A2 or higher by Moody's

    Category 2

    A- or BBB+ by S&P             .320%             .445%
    A3 or Baa1 by Moody's

    Category 3

    BBB by S&P                    .390%             .515%
    Baa2 by Moody's

    Category 4

    BBB- by S&P                   .500%             .625%
    Baa3 by Moody's

    Category 5

    BB+ by S&P                    .375%             .500%
    Ba1 by Moody's

    Category 6

    BB or lower by S&P            .500%             .625%
    Ba2 or lower by Moody's;

              For purposes of the foregoing, (i) if there shall exist no Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then each rating agency shall be deemed to have established a rating with respect to Index Debt in Category 6; (ii) if the ratings established or deemed to have been established by S&P and Moody's for the Index Debt shall fall within different Categories, the Spread shall be based on the Category containing the lower of such ratings; and
    (iii) if any rating established or deemed to have been established by S&P or Moody's shall be changed (other than as a result of a change in the rating system of S&P or Moody's), such change shall be effective (A) if the Index Debt is not publicly rated, as of the date of the applicable Ratings Review Letter indicating such change or (B) if the Index Debt is publicly rated, as of the date on which such change is first announced by the applicable rating agency. Each change in the Spread shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody's shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the nonavailability of ratings from such rating agency, and pending agreement on such amendment, the Spread most recently determined in accordance with this definition shall continue in effect.










              "Standby Borrowing" shall mean a Borrowing consisting of simultaneous Standby Loans from each of the Lenders.

              "Standby Borrowing Request" shall mean a request made pursuant to Section 2.04 in the form of Exhibit A-5.

              "Standby Loan" shall mean a revolving loan made by the Lenders to the Borrower pursuant to Section 2.04. Each Standby Loan shall be a Eurodollar Standby Loan, a CD Loan or an ABR
    Loan.

              "Statutory Reserves" shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority to which the Agent is subject for new negotiable nonpersonal time deposits in Dollars of over $100,000 with maturities approximately equal to (i) the applicable Interest Period, in the case of the Adjusted CD Rate, and (ii) three months, in the case of the Base CD Rate (as such term is used in the definition of "Alternate Base Rate"). Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

              "subsidiary" shall mean, with respect to any Person (herein referred to as the "parent"), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, other than in a fiduciary capacity, or (b) which is, at the time any determination is made, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

              "Subsidiary" shall mean any subsidiary of the Borrower.


              "Total Commitment" shall mean at any time the aggregate amount of the Lenders' Commitments, as in effect at such time.

              "Type", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "Rate" shall include the LIBO Rate, the Adjusted CD Rate, the Alternate Base Rate and any fixed rate.

              "Utilization Fee" shall have the meaning assigned to such term in Section 2.06(b).

              "Withdrawal Liability" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

              SECTION 1.02.  Terms Generally.  The definitions in
    Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.

              SECTION 1.03. Accounting Terms. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such covenant (or if the Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before such change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.


                                ARTICLE II

                               The Credits

              SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrower, at any time and from time to time on and after the date hereof and until the earlier of the Maturity Date or the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding not to exceed such Lender's Commitment minus the amount by which the Competitive Loans outstanding at such time shall be deemed to have used such Commitment pursuant to Section 2.16, subject, however, to the conditions that (a) at no time shall (i) the sum of (x) the outstanding aggregate principal amount of all Standby Loans made by all Lenders plus (y) the outstanding aggregate principal amount of all Competitive Loans made by all Lenders exceed
    (ii) the Total Commitment and (b) at all times the outstanding aggregate principal amount of all Standby Loans made by each Lender shall equal the product of (i) the percentage which its Commitment represents of the Total Commitment times (ii) the outstanding aggregate principal amount of all Standby Loans made pursuant to Section 2.04. Each Lender's Commitment is set forth opposite its respective name in Schedule 2.01. Such Commitments may be terminated or reduced from time to time pursuant to Sec-tion 2.11.

              Within the foregoing limits, the Borrower may borrow, pay or prepay and reborrow hereunder, on and after the Closing Date and prior to the Maturity Date, subject to the terms, conditions and limitations set forth herein.









              SECTION 2.02. Loans. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their Commitments; provided, however, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Standby Loans or Competitive Loans comprising any Borrowing shall be in an aggregate principal amount which is an integral multiple of $1,000,000 and not less than $5,000,000.

              (b) Each Competitive Borrowing shall be comprised entirely of Eurodollar Competitive Loans or Fixed Rate Loans, and each Standby Borrowing shall be comprised entirely of Eurodollar Standby Loans, CD Loans or ABR Loans, as the Borrower may request pursuant to Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that the Borrower shall not be entitled to request any Borrowing which, if made, would result in an aggregate of more than five separate Standby Loans of any Lender being outstanding hereunder at any one time. For purposes of the foregoing, Loans having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Loans.

              (c) Subject to Section 2.05 and paragraph (d) below, each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Agent in New York, New York, not later than 1:00 p.m., New York City time, and the Agent shall by 3:00 p.m., New York City time, credit or wire transfer the amounts so received to the general deposit account of the Borrower with the Agent or to such other account as the Borrower may designate or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to
    Section 2.03 in the amounts so accepted and Standby Loans shall be made by the Lenders pro rata in accordance with Section 2.16. Unless the Agent shall have received notice from a Lender prior to the date (or, in the case of ABR Borrowings, on the date) of any Borrowing that such Lender will not make available to the Agent such Lender's portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with this para-graph (c) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Agent, such Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at
    (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate. The Agent, after receiving knowledge of such Lender's failure to make such portion available to the Agent, shall promptly provide notice of such to the Borrower. If such Lender shall repay to the Agent such corresponding amount with such interest, such amount shall constitute such Lender's Loan as part of such Borrowing (from the date such Loan was made by the Agent on behalf of such Lender to the Borrower) for purposes of this Agreement.

              (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

              SECTION 2.03. Competitive Bid Procedure. (a) In order to request Competitive Bids, the Borrower shall hand deliver or telecopy to the Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Agent (i) in the case of a Eurodollar Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No CD Loan or ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Agent's sole discretion, and the Agent shall promptly notify the Borrower of such rejection by telecopier. Such request shall in each case refer to this Agreement and specify (x) whether the Borrowing then being requested is to be a Eurodollar Borrowing or a Fixed Rate Borrowing, (y) the date of such Borrowing (which shall be a Business Day) and the aggregate principal amount thereof which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000, and (z) the Interest Period with respect thereto (which may not end after the Maturity Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Agent shall invite by telecopier (in the form set forth in Exhibit A-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans pursuant to the Competitive Bid Request.

              (b) Each Lender may, in its sole discretion, make one or more Competitive Bids to the Borrower responsive to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Agent via telecopier, in the form of Exhibit A-3 hereto, (i) in the case of a Eurodollar Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Agent after conferring with, and upon the instruction of, the Borrower, and the Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of $5,000,000 and in an integral multiple of $1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested by the Borrower) of the Competitive Loan or Loans that the Lender is willing to make to the Borrower, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and
    (z) the Interest Period and the last day thereof. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Agent via telecopier (I) in the case of Eurodollar Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and
    (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this para-graph (b) shall be irrevocable.

              (c) The Agent shall promptly (but in no event later than 10:00 a.m., New York City time) notify the Borrower by telecopier of all the Competitive Bids made in accordance with paragraph (b) above, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

              (d) The Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. The Borrower shall notify the Agent by telephone, confirmed by telecopier in the form of a Competitive Bid Accept/Reject Letter in the form of Exhibit A-4 hereto, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above, (x) in the case of a Eurodollar Competitive Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; provided, however, that
    (i) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above, (ii) the Borrower shall not accept a bid made at a particular Competitive Bid Rate if the Borrower has decided to reject a bid made at a lower Competitive Bid Rate,
    (iii) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, (iv) if the Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted by the Borrower to exceed the amount specified in the Competitive Bid Request, then the Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of $5,000,000 and an integral multiple of $1,000,000; provided further, however, that if a Competitive Loan must be in an amount less than $5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of $1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of $1,000,000 in a manner which shall be in the discretion of the Borrower. A notice given by the Borrower pursuant to this paragraph (d) shall be irrevocable.

              (e) The Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy sent by the Agent, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan in respect of which its bid has been accepted.

              (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.

              (g) If the Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Agent pursuant to paragraph (b) above.

              (h) All Notices required by this Section 2.03 shall be given in accordance with Section 9.01.

              SECTION 2.04. Standby Borrowing Procedure. In order to request a Standby Borrowing, the Borrower shall hand deliver or telecopy a Standby Borrowing Request to the Agent in the form of Exhibit A-5 hereto (a) in the case of a Eurodollar Standby Borrowing, not later than 10:30 a.m., New York City time, three Business Days before a proposed borrowing, (b) in the case of a CD Borrowing, not later than 12:00 (noon), New York City time, two Business Days before a proposed borrowing and (c) in the case of an ABR Borrowing, not later than 12:00 (noon), New York City time, on the day of a proposed borrowing. No Fixed Rate Loan shall be requested or made pursuant to a Standby Borrowing Request. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurodollar Standby Borrowing, a CD Borrowing or an ABR Borrowing;
    (ii) the date of such Standby Borrowing (which shall be a Business Day) and the amount thereof; and (iii) if such Borrowing is to be a Eurodollar Standby Borrowing or CD Borrowing, the Interest Period with respect thereto. If no election as to the Type of Standby Borrowing is specified in any such notice, then the requested Standby Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Standby Borrowing or CD Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing, or 30 days' duration, in the case of a CD Borrowing. If the Borrower shall not have given notice in accordance with this Sec-tion 2.04 and Section 2.05 of its election to refinance a Standby Borrowing prior to the end of the Interest Period in effect for such Borrowing, then the Borrower shall (unless such Borrowing is repaid at the end of such Interest Period) be deemed to have given notice of an election to refinance such Borrowing with an ABR Borrowing. The Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender's portion of the requested Borrowing.

              SECTION 2.05. Refinancings. The Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.03 or
    Section 2.04, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Standby Borrowings and Standby Borrowings with Competitive Borrowings. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.07 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Agent or by the Agent to the Borrower pursuant to Section 2.02(c); provided, however, that
    (i) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Agent for distribution to the Lenders described in (ii) below, (ii) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Agent shall return the difference to such Lender out of amounts received pursuant to (i) above, and (iii) to the extent any Lender fails to pay the Agent amounts due from it pursuant to
    (i) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with
    Section 2.07 and shall be payable by the Borrower.

              SECTION 2.06. Fees. (a) The Borrower agrees to pay to each Lender, through the Agent, on each March 31, June 30, September 30 and December 31 and on the date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a "Facility Fee"), at a rate per annum equal to the Facility Fee Percentage from time to time in effect on the amount of the Commitment of such Lender, whether used or unused, during the preceding quarter (or other period commencing on the date of this Agreement or ending with the Maturity Date or any date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the date hereof and shall cease to accrue on the earlier of the Maturity Date and the date of termination of the Commitment of such Lender as provided herein.

              (b) For any quarter during which the average daily outstanding principal amount of the Loans plus the amount of the Loans under the Facility A Credit Agreement shall be greater than 50% but less than or equal to 75% of the Total Commitment under this Agreement plus the Total Commitment under the Facility A Credit Agreement, the Borrower shall pay a utilization fee equal to .0625% per annum (computed on the basis of the actual number of days elapsed in a year of 360 days) of the average daily outstanding principal amount of the Loans for that quarter. For any quarter during which the average daily outstanding principal amount of the Loans plus the amount of the Loans under the Facility A Credit Agreement shall be greater than 75% of the Total Commitment under this Agreement plus the Total Commitment under the Facility A Credit Agreement, the Borrower shall pay a utilization fee equal to .125% (computed as aforesaid) of the average daily outstanding principal amount of the Loans for that quarter. Each fee described in this paragraph (b) is referred to herein as a "Utilization Fee". The Utilization Fee, if any, in respect of any quarter shall be paid in arrears to each Lender, through the Agent, on each March 31, June 30, September 30 and December 31 and on the Maturity Date (based on the amount of such Lender's outstanding Loans during such period) and in the event such Lender's Commitment is terminated other than on one of the aforementioned quarterly dates, then such Fee shall be prorated and paid on the next succeeding quarterly date.

              (c) The Borrower agrees to pay the Agent, for its own account, agent and administrative fees (the "Agent Fees") at the times and in the amounts agreed upon in the letter agreement dated February 7, 1994 between the Borrower and the Agent.

              (d) All Fees shall be paid on the dates due, in immediately available funds, to the Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

              SECTION 2.07.  Repayment of Loans; Evidence of Debt.
    (a) The Borrower hereby agrees that the outstanding principal balance of each Loan shall be payable on the last day of the Interest Period applicable thereto (and in any event not later than the Maturity Date). Each Loan shall bear interest on the outstanding principal balance thereof as set forth in
    Section 2.08.

              (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

              (c) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto,
    (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder from the Borrower and each Lender's share thereof.

              (d) The entries made in the accounts maintained pursuant to paragraph (b) and (c) of this Section 2.07 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.

              SECTION 2.08. Interest on Loans. (a) Subject to the provisions of Section 2.09, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (i) in the case of each Eurodollar Standby Loan, (a) the LIBO Rate for the Interest Period in effect for such Borrowing plus (b) the Spread applicable to Eurodollar Loans from time to time in effect and (ii) in the case of each Eurodollar Competitive Loan, (a) the LIBO Rate for the Interest Period in effect for such Borrowing plus (b) the Margin offered by the Lender making such Loan and accepted by the Borrower pursuant to Section 2.03. Interest on each Eurodollar Borrowing shall be payable on each applicable Interest Payment Date except as otherwise provided in this Agreement. The LIBO Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. The Agent shall promptly advise the Borrower and each Lender of such determination.

              (b) Subject to the provisions of Section 2.09, the Loans comprising each CD Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to (a) the Adjusted CD Rate for the Interest Period in effect for such Borrowing plus (b) the Spread applicable to CD Loans from time to time in effect. Interest on each CD Borrowing shall be payable on each applicable Interest Payment Date except as otherwise provided in this Agreement. The Adjusted CD Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. The Agent shall promptly advise the Borrower and each Lender of such determination.

              (c) Subject to the provisions of Section 2.09, the Loans comprising each ABR Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when determined by reference to the Prime Rate and over a year of 360 days at all other times) at a rate per annum equal to the Alternate Base Rate. Interest on each ABR Borrowing shall be payable on each applicable Interest Payment Date except as otherwise provided in this Agreement. The Alternate Base Rate shall be determined by the Agent, and such determination shall be conclusive absent manifest error. The Agent shall promptly advise the Borrower and each Lender of such determination.

              (d) Subject to the provisions of Section 2.09, each Fixed Rate Loan shall bear interest at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to
    Section 2.03. Interest on each Fixed Rate Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.

              SECTION 2.09. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether at scheduled maturity, by notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from the Agent pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Alternate Base Rate plus 2% per annum.

              SECTION 2.10. Alternate Rate of Interest. (a) In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Agent shall have determined that Dollar deposits in the principal amounts of the Eurodollar Loans comprising such Borrowing are not generally available in the London interbank market, or that the rates at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the LIBO Rate, the Agent shall, as soon as practi-cable thereafter, give written or telecopied notice of such determination to the Borrower and the Lenders. In the event of any such determination, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by the Borrower for a Eurodollar Competitive Borrowing pursuant to Section 2.03 shall be of no force and effect and shall be denied by the Agent and
    (ii) any request by the Borrower for a Eurodollar Standby Borrowing pursuant to Section 2.04 shall be deemed to be a request for an ABR Borrowing; provided, however, that any request for such a Eurodollar Standby Borrowing may be revoked by the Borrower, as soon as is practicable after receiving the aforementioned notice from the Agent. Each determination by the Agent hereunder shall be conclusive absent manifest error.

              (b) In the event, and on each occasion, that on or before the day on which the Adjusted CD Rate for a CD Borrowing is to be determined the Agent shall have determined that such Adjusted CD Rate cannot be determined for any reason, including the inability of the Agent to obtain sufficient bids in accordance with the terms of the definition of Fixed CD Rate, or the Agent shall determine that the Adjusted CD Rate for such CD Borrowing will not adequately and fairly reflect the cost to any Lender of making or maintaining its CD Loan during such Interest Period, the Agent shall, as soon as practicable thereafter, give written or telecopied notice of such determination to the Borrower and the Lenders. In the event of any such determination, any request by the Borrower for a CD Borrowing pursuant to Section 2.04 shall, until the Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, be deemed to be a request for an ABR Borrowing; provided, however, that any request by the Borrower for such a CD Borrowing may be revoked by the Borrower as soon as is practicable after receiving the aforementioned notice from the Agent. Each determination by the Agent hereunder shall be conclusive absent manifest error.

              SECTION 2.11.  Termination, Reduction of Commitments.
    (a) The Commitments shall be automatically and permanently terminated on the Maturity Date.

              (b) Upon at least three Business Days' prior irrevocable written or telecopied notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; provided, however, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of $1,000,000 and in a minimum principal amount of $5,000,000 and (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Competitive Loans.

              (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Borrower shall pay to the Agent for the account of the Lenders, on the date of each termination or reduction, the Facility Fees on the amount of the Commitments so terminated or reduced accrued through the date of such termina-tion or reduction.

              SECTION 2.12. Prepayment. (a) The Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving written or telecopied notice (or telephone notice promptly confirmed by written or telecopied notice) to the Agent: (i) before 10:00 a.m., New York City time, three Business Days prior to prepayment, in the case of Eurodollar Loans; and (ii) before 10:00 a.m., New York City time, one Business Day prior to prepayment in the case of ABR Loans; provided, however, that each partial prepayment shall be in an amount which is an integral multiple of $1,000,000 and not less than $5,000,000. The Borrower shall not have the right to prepay any Competitive Borrowing.

              (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.11, the Borrower shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the aggregate principal amount of the Competitive Loans and Standby Loans outstanding will not exceed the Total Commitment after giving effect to such termination or reduction.

              (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.12 shall be subject to
    Section 2.15 but otherwise without premium or penalty. All prepayments under this Section 2.12 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

              SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall result in the imposition, modification or applicability of any reserve, special deposit or similar require-ment against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market of any other condi-tion affecting this Agreement, such Lender's Commitment or any Eurodollar Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then such additional amount or amounts as will compensate such Lender for such additional costs or reduction will be paid by the Borrower to such Lender upon demand. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if the change giving rise to such request was applicable to such Lender at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made.

              (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender (or any lending office of such Lender) or any Lender's holding company with any request or directive regarding capital adequacy (whether or not having the force of law) made or promulgated after the date hereof by any such Governmental Authority has or would have the effect of reducing the rate of return on such Lender's capital or on the capital of such Lender's holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender's holding company could have achieved but for such applicability, adoption, change or compliance (taking into consideration such Lender's policies and the policies of such Lender's holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender's holding company for any such reduction suffered.

              (c) A certificate of a Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, and, in reasonable detail, the method by which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after the receipt of the same.

              (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed.

              SECTION 2.14. Change in Legality. (a) Notwith-standing any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Agent, such Lender may:

              (i) declare that Eurodollar Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurodollar Competitive Loans and any request by the Borrower for a Eurodollar Standby Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

              (ii) require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

    In the event any Lender shall exercise its rights under (i) or
    (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

              (b) For purposes of this Section 2.14, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrower.


              SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any Loss or Expense (as defined below) which such Lender may sustain or incur as a consequence of (a) any failure by the Borrower to fulfill on the date of any borrowing hereunder the applicable conditions set forth in Article IV,
    (b) any failure by the Borrower to borrow or to refinance or continue any Loan hereunder after irrevocable notice of such borrowing, refinancing or continuation has been given pursuant to
    Section 2.03 or 2.04, (c) any payment, prepayment or conversion of a Eurodollar Loan, CD Loan or Fixed Rate Loan required by any other provision of this Agreement or otherwise made or deemed made on a date other than the last day of the Interest Period applicable thereto, (d) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether at scheduled maturity, by acceleration, irrevocable notice of prepayment or otherwise), (e) the occurrence of any Event of Default, or (f) any transfer or assignment pursuant to Section 2.20(b), including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurodollar Loan, CD Loan or Fixed Rate Loan. As used herein, "Loss or Expense" shall mean an amount equal to the excess, as reasonably determined by such Lender, of
    (i) its cost of obtaining the funds for the Loan being paid, prepaid, converted or not borrowed (assumed to be the LIBO Rate or Adjusted CD Rate or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying the funds so paid, prepaid or not borrowed for such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section and, in reasonable detail, the method by which such amount or amounts shall have been determined, shall be delivered to the Borrower and shall be conclusive absent manifest error.

              SECTION 2.16. Pro Rata Treatment. Except as required under Section 2.14, each Standby Borrowing, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole Dollar amount.

              SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim against the Borrower, including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans as a result of which the unpaid principal portion of the Standby Loans shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; provided, however, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Standby Loan directly to the Borrower in the amount of such participation.

              SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 12:00 (noon), New York City time, on the date when due in Dollars to the Agent at its offices at 270 Park Avenue, New York, New York, in immediately available funds.

              (b) Whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

              SECTION 2.19. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with
    Section 2.18, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) income taxes imposed on the net income of the Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and
    (ii) franchise taxes imposed on the net income of the Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Agent or such Lender (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, "Taxes"). If the Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee) or the Agent, (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender (or Transferee) or the Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

              (b) In addition, the Borrower agrees to pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document ("Other Taxes").

              (c) The Borrower will indemnify each Lender (or Transferee) and the Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee) or the Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability prepared by a Lender, or the Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Lender (or Transferee) or the Agent, as the case may be, makes written demand therefor.

              (d) If a Lender (or Transferee) or the Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrower, or with respect to which the Borrower has paid additional amounts, pursuant to this
    Section 2.19, it shall promptly notify the Borrower of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrower, make a claim to such Governmental Authority for such refund at the Borrower's expense. If a Lender (or Transferee) or the Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this
    Section 2.19, it shall within 30 days from the date of such receipt pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender (or Transferee) or the Agent and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrower, upon the request of such Lender (or Transferee) or the Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender (or Transferee) or the Agent in the event such Lender (or Transferee)








    or the Agent is required to repay such refund to such Governmental Authority.

              (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrower to the relevant Governmental Authority, the Borrower will deliver to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

              (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.19 shall survive the payment in full of the principal of and interest on all Loans made hereunder.

              (g) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Bank") shall deliver to the Borrower and the Agent two copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Bank claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Bank delivers a Form W-8, a certificate representing that such Non-U.S. Bank is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Bank changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Notwithstanding any other provision of this Section 2.19(g), a Non-U.S. Bank shall not be required to deliver any form pursuant to this
    Section 2.19(g) that such Non-U.S. Bank is not legally able to deliver.

              (h) The Borrower shall not be required to indemnify any Non-U.S. Bank, or to pay any additional amounts to any Non-U.S. Bank, in respect of United States Federal withholding tax pursuant to paragraph (a) or (c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Bank became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Bank designated such New Lending Office with respect to a Loan;








    provided, however, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Borrower; and provided further, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Bank to comply with the provisions of paragraph (g) above.

              (i) Nothing contained in this Section 2.19 shall require any Lender (or Transferee) or the Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

              SECTION 2.20. Duty To Mitigate; Assignment of Commitments Under Certain Circumstances. (a) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to Section 2.13 or Section 2.19 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

              (b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.13 or 2.14, or the Borrower shall be required to make additional payments to any Lender under Section 2.19, the Borrower shall have the right, at its own expense, upon notice to such Lender and the Agent, to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in
    Section 9.04) all its interests, rights and obligations under this Agreement to another financial institution approved by the Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.













                               ARTICLE III

                      Representations and Warranties

              The Borrower represents and warrants to each of the Lenders that:

              SECTION 3.01. Financial Condition. The consolidated balance sheet of the Borrower and its consolidated Subsidiaries as at December 31, 1993, and the related consolidated statements of income and cash flows and changes in shareholders' equity of the Borrower and its consolidated Subsidiaries for the fiscal year ended on such date, reported on by KPMG Peat Marwick are complete and correct in all material respects and present fairly the consolidated financial condition of the Borrower and the consolidated results of the operations and changes in financial condition of the Borrower and its consolidated Subsidiaries for the fiscal year then ended. Such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Neither the Borrower nor any of its consolidated Subsidiaries had as of December 31, 1993 any material Contingent Obligation, contingent liabilities or liability for taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in the foregoing balance sheet as of such date or in the notes thereto.

              SECTION 3.02.  No Change.  Since December 31, 1993,
    there has occurred no Material Adverse Effect.

              SECTION 3.03. Corporate Existence; Compliance with Law. The Borrower and each corporate Subsidiary which is not a Bank Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Bank Subsidiary which is a national bank is duly organized, validly existing and in good standing under the National Bank Act, and each Bank Subsidiary (other than any Edge Act corporation) which is not a national bank is a corporation duly organized, validly existing, chartered as a state bank or trust company and in good standing under the laws of the state in which it is chartered. The Borrower and each Subsidiary (a) has all requisite power and authority and the legal right to own and operate its property and assets and to conduct the business in which it is currently engaged, (b) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, result in a Material Adverse Effect, and (c) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, result in a Material Adverse Effect. The Borrower is a bank holding company duly registered with the Board under the Bank Holding Company Act of 1956, as amended.

              SECTION 3.04.  Corporate Power; Authorization;
    Enforceable Obligations. The Borrower has the corporate power and authority and the legal right to make, deliver and perform its obligations under this Agreement and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and to authorize the execution, delivery and performance by the Borrower of this Agreement and the borrowings hereunder. No consent or authorization of, filing with, or other act by or in respect of any Governmental Authority, is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement. This Agreement has been duly executed and delivered on behalf of the Borrower and constitutes a legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equity principles (whether enforcement is sought by proceedings in equity or at law).

              SECTION 3.05. No Legal Bar. The execution, delivery and performance of this Agreement, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any Subsidiary, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

              SECTION 3.06. No Material Litigation. Except as set forth in Schedule 3.06, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or to the knowledge of the Borrower threatened against the Borrower or any Subsidiary or against any of its or their respective properties (a) with respect to the Loan Documents or any of the transactions contemplated thereby, or (b) which could reasonably be expected to result in a Material Adverse Effect.

              SECTION 3.07. No Default. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which could result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

              SECTION 3.08. Ownership of Property; Liens. The Borrower and each Subsidiary has good record and marketable title in fee simple to or valid leasehold interests in substantially all its real property, and good title to substantially all its other property, and none of such property is subject to any Lien which is prohibited by Section 6.01.

              SECTION 3.09.  No Contractual Restrictions.  No
    Contractual Obligation of the Borrower or any Subsidiary has resulted, or insofar as the Borrower may reasonably foresee may result in a Material Adverse Effect.

              SECTION 3.10. Taxes. Each of the Borrower and the Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Borrower are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or the Subsidiaries, as the case may be); and no tax liens have been filed and, to the knowledge of the Borrower, no claims are being asserted with respect to any such taxes, fees or other charges.

              SECTION 3.11.  Federal Reserve Regulations.
    (a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

              (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board, including Regulation G, U or X.

              SECTION 3.12. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No Reportable Event has occurred in respect of any Plan of the Borrower or any ERISA Affiliate. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) did not, as of the last annual valuation dates applicable thereto, exceed by more than $5,000,000 the value of the assets of all such underfunded Plans. Neither the Borrower nor any ERISA Affiliate is required to contribute to any Multiemployer Plan or has withdrawn from any Multiemployer Plan where such withdrawal has resulted or would result in any Withdrawal Liability that has not been fully paid.

              SECTION 3.13. Investment Company Act; Public Utility Holding Company Act. The Borrower is not (a) an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 as amended.

              SECTION 3.14. Subsidiaries. Schedule 3.14 sets forth a complete and correct list, as of the date hereof, of all Subsidiaries. Except as set forth in Schedule 3.14, all the issued and outstanding shares of capital stock or the partnership interests, as the case may be, of each of the Subsidiaries have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Borrower free and clear of all Liens whatsoever, and there are no options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating any of the Subsidiaries to issue, deliver or sell additional shares of capital stock of any class or any securities convertible into or exchangeable for any such capital stock or any additional partnership interests.

              SECTION 3.15. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.

              SECTION 3.16. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading.

              SECTION 3.17. Environmental and Safety Matters. The Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that could reasonably be expected to result in a Material Adverse Effect.

              SECTION 3.18. Capital Commitments. The Borrower is not a party to any Capital Commitment.
                                ARTICLE IV

                          Conditions of Lending

              The obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

              SECTION 4.01.  All Borrowings.  On the date of each
    Borrowing:

              (a) The Agent shall have received a notice of such Borrowing as required by Section 2.03 or Section 2.04, as applicable.

              (b)  The representations and warranties set forth in
         Article III hereof (except, in the case of a refinancing of any Loan pursuant to Section 2.05 that does not increase the aggregate principal amount of Loans of any Lender outstanding, the representations set forth in Sections 3.02 and 3.06) shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

              (c) The Borrower shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

    Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.









              SECTION 4.02.  Closing Date.  On the Closing Date:

              (a) The Agent shall have received a favorable written opinion of Howard & Howard, counsel for the Borrower, dated the Closing Date and addressed to the Lenders and satisfactory to Cravath, Swaine & Moore, counsel for the Agent, and the Borrower hereby instructs such counsel to deliver such opinion to the Agent.

              (b) All legal matters incident to this Agreement and the borrowings hereunder shall be satisfactory to the Lenders and to Cravath, Swaine & Moore, counsel for the Agent.

              (c) The Agent shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Borrower, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of the Borrower as of a recent date, from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of the Borrower dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents and the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation of the Borrower have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of the Borrower; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to
         (ii) above; and (iv) such other documents as the Lenders or Cravath, Swaine & Moore, counsel for the Agent, may reasonably request.

              (d) The Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of
         Section 4.01.

              (e) The Agent shall have received all Fees and other amounts due and payable on or prior to the Closing Date.

              (f) The Agent shall have received a certificate of a Financial Officer of the Borrower certifying as to (i) the termination of (a) the $100,000,000 five-year Credit Agreement, as amended, dated as of April 21, 1989, between the Borrower and Security Pacific National Bank, as Agent and (b) the $35,000,000 Promissory Note, dated December 6,








         1993, between the Borrower and Continental Bank, N.A., and
         (ii) the payment in full of all obligations of the Borrower outstanding under such agreement and note.


                                ARTICLE V

                          Affirmative Covenants

              The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

              SECTION 5.01.  Financial Statements.  Furnish to each
    Lender:

              (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its consoli-dated subsidiaries as at the end of such year and the related consolidated statements of income and cash flows and changes in shareholders' equity of the Borrower and its consolidated subsidiaries for such year, audited and reported on by independent certified public accountants of nationally recognized standing and in a form reasonably acceptable to the Required Lenders;

              (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Borrower, unaudited consolidated balance sheet of the Borrower and its consolidated subsidiaries as at the end of each such quarter and the related unaudited consolidated statements of income and cash flows and changes in shareholders' equity of the Borrower and its consolidated subsidiaries for such quarter and the portion of the fiscal year through such date, certified by a Financial Officer as presenting fairly the financial positions and results of operations of the Borrower and its consolidated Subsidiaries and as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments);

         all such financial statements to be complete and correct in all material respects and be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein);

              (c) concurrently with the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of a Responsible Officer of the Borrower (i) stating that, to the best of his knowledge, the Borrower during such period has kept, observed, performed and ful-filled each and every covenant and condition contained in the Loan Documents and that he has obtained no knowledge of any Default or Event of Default hereunder, except as specif-ically indicated, and (ii) showing in detail the calcula-tions supporting such statement in respect of Sections 6.03, 6.04, and 6.05;

              (d) within five days after the same are sent, copies of all financial statements and reports which the Borrower sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Borrower may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

              (e) as soon as is reasonably practicable after the same becomes available, the "Parent Company Only Financial Statement for Bank Holding Companies" (report No. FR Y-9LP or any successor form of the Federal Reserve System) of the Borrower and the "Consolidated Financial Statements for Bank Holding Companies" (report no. FR Y-9C or any successor form of the Federal Reserve System) of the Borrower that the Borrower shall have filed with the Board;

              (f) promptly upon the request of the Agent or any Lender, copies of all call reports of each Significant
         Subsidiary; and

              (g) promptly, such additional financial and other information as the Agent or any Lender may from time to time reasonably request.

              SECTION 5.02. Inspection of Property; Books and Records; Discussions. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and reasonably permit the Lenders (who shall endeavor to coordinate the exercise of their rights under this Section in order to minimize the burden on the Borrower), acting through representatives designated by them, to visit and inspect any of its properties and examine and make abstracts from any of its books and records, other than information as to which the Borrower may assert the attorney/client privilege where such privilege would be impaired by disclosure to the Lenders, at any reasonable time during normal business hours and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and any Subsidiary with officers and employees of the Borrower and any Subsidiary and with the Borrower's independent public accoun-tants.

              SECTION 5.03. Notices. Promptly give notice to the Agent and each Lender of:

              (a) the occurrence of any Default or Event of Default;

              (b) the filing or commencement of any action, suit or proceeding against the Borrower or any Subsidiary whether at law or in equity or by or before any Governmental Authority, which is reasonably likely to result in a Material Adverse Effect; and








              (c) any Material Adverse Effect.

    Each notice pursuant to this Section shall be accompanied by a statement of the chief executive officer or chief financial officer or treasurer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes take with respect thereto.

              SECTION 5.04. Continuance of Business. With respect to the Borrower, at all times be a bank holding company duly registered with the Board under the Bank Holding Company Act of 1956, as amended, and continue (and will cause each Subsidiary to continue) to (a) engage in business of the same general type as now conducted by it or any other business permitted under, and in accordance with, the Bank Holding Company Act of 1956, as amended, and any regulation of, or ruling by, the Board issued thereunder and (b) unless otherwise permitted by this Agreement, maintain its corporate existence and keep in full force and effect all licenses and permits necessary to the proper conduct of its business.

              SECTION 5.05. Compliance with Regulatory Standards. At all times substantially comply with all applicable regulatory guidelines, policy statements, regulations or other Requirements of Law and cause each Bank Subsidiary (other than any Edge Act corporation) to maintain membership with the Federal Deposit Insurance Corporation.

              SECTION 5.06. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material Indebtedness and other material obligations (defined for purposes hereof as Indebtedness and obligations in amounts exceeding $10 million) of whatever nature, except, without prejudice to the effectiveness of paragraph (f) of Article VII hereof, for any Indebtedness or other obligations (including any obligations for taxes) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any Subsidiary, as the case may be.

              SECTION 5.07.  Maintenance of Property, Insurance.
    Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability and business interruption insurance) as are usually insured against in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

              SECTION 5.08. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Code and (b) furnish to the Agent (i) as soon as possible after, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate knows or has reason to know that, any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower to the PBGC in an aggregate amount exceeding $5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action that the Borrower proposes to take with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan and (iii) within 10 days after the due date for filing with the PBGC pursuant to
    Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action that the Borrower proposes to take with respect thereto, together with a copy of any such notice given to the PBGC.

              SECTION 5.09. Capital Requirements. The Borrower will, and will cause each of its Bank Subsidiaries to,
    (a) maintain (at all times 120 days or more after the date such Person became a Bank Subsidiary) such amount of capital as may be prescribed from time to time by each Bank Regulatory Authority with jurisdiction over the Borrower or such Bank Subsidiary, whether by regulation, agreement or order, and (b) ensure that each Bank Subsidiary shall be "adequately capitalized" (within the meaning of 12 U.S.C. 1831o, as amended, reenacted or redesignated from time to time) at all times 120 days or more after the date such Person became a Bank Subsidiary.


                                ARTICLE VI

                            Negative Covenants

              The Borrower covenants and agrees with each Lender and the Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Fees or any other expenses or amounts payable under any Loan Document shall be unpaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not cause or permit any of the Subsidiaries to:

              SECTION 6.01.  Limitation on Liens.  Create, incur,
    assume or suffer to exist any Lien upon any of the stock of any Subsidiary.

              SECTION 6.02. Mergers, Consolidations and Transfers of Assets. Merge or consolidate with any other person, or sell, lease or otherwise transfer, in one transaction or a series of related transactions, assets representing a substantial part of the consolidated assets of the Borrower or any capital stock of any Subsidiary; provided, however, that this Section shall not prohibit (a) any Subsidiary from merging, liquidating into or transferring assets to the Borrower; (b) any Subsidiary from merging or consolidating with or transferring assets to another Subsidiary; (c) the Borrower or any Subsidiary from transferring (including by way of any merger or consolidation) any assets or capital stock of any Subsidiary which is not a Restricted Subsidiary, so long as the assets, capital stock and Subsidiaries which are the subject of such transfers during any period of 12 consecutive months would not, on a combined basis, have constituted a Significant Subsidiary (it being agreed that any capital stock of a Subsidiary will be deemed for this purpose to represent a percentage of the revenues and earnings of such Subsidiary which corresponds to the percentage such capital stock being so transferred represents of the Subsidiary's total capital stock); or (d) the Borrower or any Subsidiary from transferring any assets or capital stock the divestiture of which is required by any Governmental Authority in connection with any acquisition.

              SECTION 6.03.  Consolidated Net Worth.  Permit
    Consolidated Net Worth at any time to be less than $1,295,000,000.

              SECTION 6.04.  Nonperforming Assets.  Permit at any
    time the ratio of (a) the sum of Consolidated Net Worth and Loan Loss Reserves to (b) Nonperforming Assets to be less than 3 to 1.

              SECTION 6.05. Double Leverage. Permit at any time the ratio of (a) the sum of the Equity Investment in the Subsidiaries and the Intangibles of the Borrower to (b) Consolidated Net Worth to be more than 1.35 to 1.

              SECTION 6.06. Use of Proceeds. Use proceeds of the Loans to purchase shares of capital stock of any publicly traded company (other than the Borrower) if, (a) after giving effect to such purchase, the Borrower and its Subsidiaries would own shares (other than in a fiduciary capacity) representing more than 5% of the aggregate ordinary voting power of the capital stock of such company (unless such purchase shall have been approved by the board of directors of such company) or (b) such purchase is part of an attempted hostile acquisition.

              SECTION 6.07. Regulation U. In the event the proceeds of any Loans are used to purchase or carry Margin Stock within the meaning of Regulation U, permit at any time more than 25% of the value (determined in accordance with Regulation U) of the assets which are subject to Sections 6.01 and 6.02 to constitute Margin Stock.

              SECTION 6.08. Capital Commitments. Enter into, assume or suffer to exist with respect to the Borrower or any of the Subsidiaries, any Capital Commitment (other than a Capital Commitment with respect to a Person that became a Bank Subsidiary after the date of this Agreement, which Capital Commitment shall be terminated not later than the first anniversary of the date on which such Person became a Bank Subsidiary).


                               ARTICLE VII

                            Events of Default

              Upon the occurrence of any of the following events
    ("Events of Default):

              (a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

              (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five days; or

              (c) any representation or warranty made or deemed made by the Borrower herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been false or misleading in any material respect on or as of the date made, deemed made or furnished; or

              (d) the Borrower shall default in the observance or performance of any covenant, condition or agreement contained in Section 5.03, Section 5.09, or Article VI (other than Section 6.01 to the extent any default under such Section results from a Lien not voluntarily created by the Borrower); or

              (e) the Borrower shall default in the observance or performance of any other covenant, condition or agreement contained in any Loan Document (other than those specified in (a), (b) or (d) above), and such default shall continue unremedied for a period of 30 days; or

              (f) the Borrower or any Subsidiary shall (i) default in any payment of any amount of principal of or interest on any Indebtedness in a principal amount, which in the aggregate, is in excess of $10,000,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (in excess of $10 million in the aggregate) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, other than any default under any covenant restricting the pledge or transfer of Margin Stock in any instrument or agreement to which the Lender or any Affiliate of the Lender is a party; or

              (g) (i) the Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a conservator, receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 90 days; or (iii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such result which shall not have been vacated, discharged or stayed within 90 days from the entry thereof; or (iv) the Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii) or (iii) above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

              (h) (i) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(1) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Agent or after the receipt by the Agent of a statement required pursuant to
         Section 5.08(b)(iii) hereof, the Agent shall have notified the Borrower in writing that (A) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds for the termination of such Plan or Plans by the PBGC, the appointment by the appropriate United States district court of a trustee to administer such Plan or Plans or the imposition of a lien in favor of a Plan and (B) as a result thereof an Event of Default exists hereunder; or (ii) a trustee shall be appointed by a United States district court to administer any such Plan or Plans; or (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any such Plan or Plans; or

              (i) one or more judgments or decrees shall be entered against the Borrower or any Subsidiary involving in the aggregate a liability (not paid or fully covered by insurance) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged or stayed within 30 days from entry thereof; or

              (j) there shall have occurred a Change in Control; then, and in any such event, (a) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (g) above with respect to the Borrower, the Commitments shall immediately and automatically terminate and the Loans hereunder (with accrued and interest thereon) and all other amounts owing under any Loan Document shall immediately become due and payable, and (b) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, in the case of each of (a) and (b), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived notwith-standing anything contained herein or in any other Loan Document.


                               ARTICLE VIII

                                The Agent

              In order to expedite the transactions contemplated by this Agreement, Chemical Bank is hereby appointed to act as Agent on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Agent to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Agent by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized by the Lenders, without hereby limiting any implied authority,
    (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrower of any Event of Default of which the Agent has actual knowledge acquired in connection with its agency hereunder; and (c) to distribute to each Lender copies of all notices, financial statements and other materials delivered by the Borrower pursuant to this Agreement as received by the Agent.

              Neither the Agent nor any of its directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for its or his or her own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants or agreements contained in this Agreement. The Agent shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Agent may deem and treat the Lender which makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Agent shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Agent shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agent nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure of or delay in performance or breach by any Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrower of any of their respective obligations hereunder or in connection herewith. The Agent may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by it with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

              The Lenders hereby acknowledge that the Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required
    Lenders.

              Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent acceptable to the Borrower. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation, the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

              With respect to the Loans made by it hereunder, the Agent in its individual capacity and not as Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Agent, and the Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent.








              Each Lender agrees (i) to reimburse the Agent, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Commitments shall have been terminated, the amount of its outstanding Loans) of any expenses incurred for the benefit of the Lenders by the Agent, including counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrower and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Borrower; provided that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Agent or any of its directors, officers, employees or agents. Each Lender agrees that any allocation made in good faith by the Agent of expenses or other amounts referred to in this paragraph between this Agreement and the Facility A Credit Agreement shall be conclusive and binding for all purposes.

              Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

                                ARTICLE IX

                              Miscellaneous

              SECTION 9.01.  Notices.  Notices and other commu-
    nications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy as follows:

              (a) if to the Borrower, to it at First of America Bank Corporation, 211 South Rose Street, Kalamazoo, MI 49007,
         Attention of Mr. John H. Miner, (Telecopy No. (616) 376-
         7016);

              (b) if to the Agent, to it at 270 Park Avenue, 9th Floor, New York, New York 10017, Attention of Mr. Robert
         J. Juelis (Telecopy No. 212-270-1789); and

              (c) if to a Lender, to it at its address (or telecopy number) set forth in Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

    All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy, or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

              SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and so long as the Commitments have not been terminated.

              SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Agent and when the Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior consent of all the Lenders.

              SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

              (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Borrower and the Agent must give their prior written consent (except when there exists a Default or an Event of Default) to such assignment (which consent shall not be unreasonably withheld), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement, and
    (iii) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, and a processing and recordation fee of $2,000. Upon acceptance by the Agent of any such Assignment and Acceptance, from and after the effective date specified in such Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05, as well as to any Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

              (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or the performance or observance by the Borrower of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

              (d) The Agent shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

              (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower to such assignment, the Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

              (f) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if it was the selling Lender (and limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity), except that all claims made pursuant to such Sections shall be made through such selling Lender, and (iv) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender's rights and obligations under this Agreement, and the Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve, without the consent of or consultation with any participant, any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers with respect to fees payable hereunder or an increase in the amount of principal of or a decrease in the rate at which interest is payable on the Loans, or an extension of the dates fixed for payments of principal of or interest on the Loans).

              (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender; provided that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.


              (h) The Borrower shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.

              (i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; provided that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

              SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Agreement or any amendments, modifications or waivers of the provisions hereof, or incurred by the Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document or in connection with the Loans made hereunder, including the reasonable fees and disbursements of counsel for the Agent or, in the case of enforcement or protection, any Lender (including, without limitation, the allocated costs of in-house counsel).

              (b) The Borrower agrees to indemnify the Agent, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses (including, without limitation, the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) the use of the proceeds of the Loans or
    (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

              (c)  The provisions of this Section and of
    Sections 2.13(d) and 2.15 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.



              SECTION 9.06. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE
    STATE OF NEW YORK.

              SECTION 9.07. Waivers; Amendment. (a) No failure or delay of the Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

              (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) change the Commitment or decrease the Facility Fee or Utilization Fee of any Lender without the prior written consent of such Lender, or (iii) amend or modify the provisions of Section 2.16 or Section 9.04(h), the provisions of this Section or the definition of "Required Lenders", in each case without the prior written consent of each Lender; provided further, however, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent hereunder without the prior written consent of the Agent. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

              SECTION 9.08. Entire Agreement. This Agreement and the letter agreement referred to in Section 2.06(c) constitute the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the letter agreement referred to in
    Section 2.06(c). Nothing in this Agreement or the letter agreement referred to in Section 2.06(c), expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the letter agreement referred to in Section 2.06(c).

              SECTION 9.09. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

              SECTION 9.10.  Counterparts.  This Agreement may be
    executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

              SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.


             SECTION 9.12. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.


             SECTION 9.13. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.



              (b)  The Borrower hereby irrevocably and
    unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

              (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in
    Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

              SECTION 9.14. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

              SECTION 9.15. Confidentiality. Unless otherwise agreed to in writing by the Borrower, the Agent and each Lender hereby agrees to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any person other than the Agent's or such Lender's directors, officers, employees, Affiliates, attorneys, accountants and agents and to actual or potential assignees and participants, and then only on a confidential basis and only if needed in connection with the administration and enforcement of this Agreement; provided, however, that the Agent or any Lender may disclose Proprietary Information (a) as required by law, rule regulation or judicial process, or (b) as requested or required by any Governmental Authority. Unless prohibited by law or regulation from doing so, in the case of a formal, written request for disclosure under either (a) or (b) above, the Agent or Lender receiving such request shall promptly notify the Borrower of such request. For purposes of this Agreement, the term "Proprietary Information" shall include all information regarding the Borrower or any of its Affiliates which has been furnished by the Borrower or its representatives before or after the date hereof, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information shall not include information which (x) is or becomes generally available to the public other than as a result of disclosure by the Agent or any Lender not permitted by this Agreement, (y) was available to the Agent or any Lender on a nonconfidential basis prior to its disclosure to the Agent or such Lender by the Borrower or any of its Affiliates or (z) becomes available to the Agent or any Lender on a nonconfidential basis from a person other than the Borrower or its Affiliates who, to the best knowledge of the Agent or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates and is not otherwise prohibited from transmitting the information to the Agent or such Lender.


              IN WITNESS WHEREOF, the Borrower, the Agent and the
    Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                  FIRST OF AMERICA BANK CORPORATION,

                                    by
                                         /s/ Samuel G. Stone
                                      Name:  Samuel G. Stone
                                      Title: Senior Vice President
                                             and Treasurer


                                  CHEMICAL BANK, individually and as
                                  Agent,

                                    by
                                         /s/ Roger A. Parker
                                      Name:  Roger A. Parker
                                      Title: Vice President





                                  BANK OF AMERICA NATIONAL TRUST AND
                                  SAVINGS ASSOCIATION,

                                    by
                                          /s/ Paolo Foggini
                                       Name:  Paolo Foggini
                                       Title: Vice President


                                  THE BANK OF NEW YORK,

                                    by
                                          /s/ Christine M. Herrick
                                       Name:  Christine M. Herrick
                                       Title: Assistant Vice
                                              President


                                  BARCLAYS BANK PLC,

                                    by
                                          /s/ Charles M. Sabino
                                       Name:  Charles M. Sabino
                                       Title: Vice President


                                  THE BOATMEN'S NATIONAL BANK OF ST.
                                  LOUIS,

                                    by
                                          /s/ Richard F. Wokoun
                                       Name:  Richard F. Wokoun
                                       Title: Vice President


                                  THE CHASE MANHATTAN BANK, N.A.,

                                    by
                                          /s/ Donna B. Brown
                                       Name:  Donna B. Brown
                                       Title: Vice President


                                  CITIBANK, N.A.,

                                    by
                                          /s/ Robert V. Masi
                                       Name:  Robert V. Masi
                                       Title: Vice President and SCO


                                  CONTINENTAL BANK N.A.,

                                    by
                                          /s/ Jennings F. Werner
                                       Name:  Jennings F. Werner
                                       Title: Vice President




                                  CREDIT LYONNAIS NEW YORK BRANCH,

                                    by
                                          /s/ Renaud d'Herbes
                                       Name:  Renaud d'Herbes
                                       Title: First Vice President


                                  CREDIT LYONNAIS CAYMAN ISLAND
                                  BRANCH,

                                    by
                                          /s/ Renaud d'Herbes
                                       Name:  Renaud d'Herbes
                                       Title: Authorized Signatory


                                  THE DAI-ICHI KANGYO BANK, LTD.,
                                  CHICAGO BRANCH,

                                    by
                                          /s/ Masami Tsuboi
                                       Name:  Masami Tsuboi
                                       Title: Vice President


                                  THE FIRST NATIONAL BANK OF CHICAGO,

                                    by
                                          /s/ Phillip J. Hagglund
                                       Name:  Phillip J. Hagglund
                                       Title: Vice President


                                  THE FUJI BANK, LIMITED,

                                    by
                                          /s/ Peter L. Chinnici
                                       Name:  Peter L. Chinnici
                                       Title: Joint General Manager


                                  HARRIS TRUST & SAVINGS BANK,

                                    by
                                          /s/ Donald J. Boreman
                                       Name:  Donald J. Boreman
                                       Title: Vice President


                                  MELLON BANK, N.A.,

                                    by
                                          /s/ Michael Shuster
                                       Name:  Michael Shuster
                                       Title: Vice President


                                  THE MITSUBISHI BANK, LIMITED,

                                    by
                                          /s/ Kenichi Tanuma
                                       Name:  Kenichi Tanuma
                                       Title: Senior Vice President
                                              and Joint General
                                              Manager


                                  NATIONSBANK OF TEXAS, N.A.,

                                    by
                                          /s/ Catherine G. Galletly
                                       Name:  Catherine G. Galletly
                                       Title: Vice President


                                  THE NORTHERN TRUST COMPANY,

                                    by
                                          /s/ Consider W. Ross
                                       Name:  Consider W. Ross
                                       Title: Senior Vice President


                                  NORWEST BANK,

                                    by
                                          /s/ John P. Sampson
                                       Name:  John P. Sampson
                                       Title: Senior Vice President


                                  PNC BANK, NATIONAL ASSOCIATION,

                                    by
                                          /s/ Wayne G. Evans
                                       Name:  Wayne G. Evans
                                       Title: Vice President


                                  SAKURA,

                                    by
                                          /s/ Hajime Miyagi
                                       Name:  Hajime Miyagi
                                       Title: Deputy General
                                              Manager


                                  SOCIETE GENERALE,

                                    by
                                          /s/ Emilio Martinez
                                       Name:  Emilio Martinez
                                       Title: Vice President



                                  WESTDEUTSCHE LANDESBANK
                                  GIROZENTRALE, NEW YORK AND CAYMAN
                                  ISLANDS BRANCHES,

                                    by
                                          /s/ Lillian Tung Lum
                                       Name:  Lillian Tung Lum
                                       Title: Vice President

                                    by
                                          /s/ Elie B. Khoury
                                       Name:  Elie B. Khoury
                                       Title: Vice President


                                  THE YASUDA TRUST AND BANKING
                                  COMPANY, LIMITED, CHICAGO BRANCH,

                                    by
                                          /s/ Joseph C. Meek
                                       Name:  Joseph C. Meek
                                       Title: Vice President &
                                              Manager

                                                          EXHIBIT A-1


                     FORM OF COMPETITIVE BID REQUEST

    Chemical Bank, as Agent for
    the Lenders referred to below,
    270 Park Avenue
    New York, N.Y.  10017
                                                               [Date]
    Attention:

    Dear Ladies and Gentlemen:

         The undersigned, First of America Bank Corporation (the "Borrower"), refers to the Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein and Chemical Bank, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03(a) of the Credit Agreement that it requests a Competitive Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Competitive Borrowing is requested to be made:

    (A)  Date of Competitive Borrowing
         (which is a Business Day)               ____________________

    (B)  Principal Amount of
         Competitive Borrowing<F1>               ____________________

    (C)  Interest rate basis<F2>            ____________________

    (D)  Interest Period and the last
         day thereof<F3>                    ____________________


         Upon acceptance of any or all of the Loans offered by the Banks in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.01(b) and (c) of the Credit Agreement have been satisfied.


                                  Very truly yours,



                                    by
                                       ____________________________
                                       Title: [Responsible Officer]


    [FN]
         <F1> Not less than $5,000,000 (and in integral multiples of
    $1,000,000) and not greater than the Total Commitment then available.

         <F2> Eurodollar Loan or Fixed Rate Loan.

         <F3> Which shall be subject to the definition of "Interest
    Period" and end not later than the Maturity Date.

                                                             EXHIBIT A-2

             FORM OF NOTICE OF COMPETITIVE BID REQUEST

[Name of Lender]
[Address]
New York, New York
                                                                     [Date]
Attention:


    Dear Ladies and Gentlemen:

         Reference is made to the Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among First of America Bank Corporation (the "Borrower"), the Lenders named therein and Chemical Bank, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower made a Competitive
    Bid Request on             , 19  , pursuant to Section 2.03(a) of
    the Credit Agreement, and in that connection you are invited to submit a Competitive Bid by [Date]/[Time].<F1> Your Competitive Bid must comply with Section 2.03(b) of the Credit Agreement and the terms set forth below on which the Competitive Bid Request was made:

    (A)  Date of Competitive Borrowing      ____________________

    (B)  Principal amount of
         Competitive Borrowing              ____________________

    (C)  Interest rate basis                ____________________

    (D)  Interest Period and the last
         day thereof                   ____________________



                                  Very truly yours,

                                  CHEMICAL BANK, as Agent,

                                  By
                                    ______________________
                                    Title:


    [FN]
         <F1> The Competitive Bid must be received by the Agent
    (i) in the case of Eurodollar Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (ii) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the Business Day of a proposed Competitive Borrowing.

                                                          EXHIBIT A-3


                         FORM OF COMPETITIVE BID


    Chemical Bank, as Agent for
    the Lenders referred to below,
    270 Park Avenue
    New York, N.Y.  10017

                                                               [Date]
    Attention:

    Dear Ladies and Gentlemen:

         The undersigned, [Name of Lender], refers to the Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among First of America Bank Corporation (the "Borrower"), the Lenders named therein and Chemical Bank, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The undersigned hereby makes a Competitive Bid pursuant to Section 2.03(b) of the Credit Agreement, in response to the Competitive Bid Request made
    by the Borrower on         , 19  , and in that connection sets
    forth below the terms on which such Competitive Bid is made:


    (A)  Principal Amount<F1>               ____________________

    (B)  Competitive Bid Rate<F2>           ____________________

    (C)  Interest Period and last
         day thereof                        ____________________

         The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.03(d) of the Credit Agreement.


                                  Very truly yours,

                                  [NAME OF LENDER],

                                    by
                                      ____________________________
                                      Title:


    [FN]
         <F1> Not less than $5,000,000 and not greater than the
    requested Competitive Borrowing and in integral multiples of $1,000,000. Multiple bids will be accepted by the Agent.

         <F2> I.e., LIBO Rate + or -      %, in the case of
    Eurodollar Loans or    %, in the case of Fixed Rate Loans.

                                                          EXHIBIT A-4


               FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

                                                               [Date]


    Chemical Bank, as Agent for
    the Lenders referred to below
    270 Park Avenue
    New York, N.Y. 10172
    Attention:  [                        ]

    Dear Ladies and Gentlemen:

         The undersigned, First of America Bank Corporation (the "Borrower"), refers to the Credit Agreement dated as of March 25, 1994 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein and Chemical Bank, as Agent for the Lenders.

         In accordance with Section 2.03(c) of the Credit Agreement, we have received a summary of bids in connection with our Competitive Bid Request dated ___________ and in accordance with
    Section 2.03(d) of the Credit Agreement, we hereby accept the following bids for maturity on [date]:

    Principal Amount              Fixed Rate/MarginLender

       $           [%]/[+/-.   %]
       $


    We hereby reject the following bids:

    Principal Amount              Fixed Rate/MarginLender

       $           [%]/[+/-.   %]
       $


         The $              should be deposited in the Borrower's
    account [account number] on [date].


                             Very truly yours,


                             FIRST OF AMERICA BANK CORPORATION

                             by
                               ___________________________
                               Name:
                               Title:

                                                          EXHIBIT A-5


                    FORM OF STANDBY BORROWING REQUEST

    Chemical Bank, as Agent for the
    Lenders referred to below,
    270 Park Avenue
    New York, N.Y.  10172
                                                               [Date]
    Attention:

    Dear Ladies and Gentlemen:

         The undersigned, First of America Bank Corporation (the "Borrower"), refers to the Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 (as it may hereafter be amended, modified, extended or restated from time to time, the "Credit Agreement"), among the Borrower, the Lenders named therein and Chemical Bank, as Agent. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.04 of the Credit Agreement that it requests a Standby Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Standby Borrowing is requested to be made:

     (A)  Date of Standby Borrowing
          (which is a Business Day)  ____________________

     (B)  Principal Amount of
          Standby Borrowing<F1>      ____________________

     (C)  Interest rate basis<F2>    ____________________
     (D)  Interest Period and the
          last day thereof<F3>       ____________________

         Upon acceptance of any or all of the Loans made by the Lenders in response to this request, the Borrower shall be deemed to have represented and warranted that the conditions to lending specified in Section 4.01(b) and (c) of the Credit Agreement have been satisfied.


                             Very truly yours,

                                            ,

                               By
                                 ____________________________
                                 Title: [Responsible Officer]

    [FN]
         <F1> Not less than $5,000,000 (and in integral multiples of
    $1,000,000) and not greater than the Total Commitment then available.

         <F2> Eurodollar Loan, CD Loan or ABR Loan.










         <F3> Which shall be subject to the definition of "Interest
    Period" and end not later than the Maturity Date.

                                                            EXHIBIT B



                       Administrative Questionnaire

                    First of America Bank Corporation



    NOTE TO PARTICIPANTS:    PLEASE FORWARD THIS COMPLETED FORM AS
                             SOON AS POSSIBLE TO
                      JANET BELDEN, AGENCY GROUP, CHEMICAL BANK, VIA
                      TELECOPIER TO
                      (212) 270-0854.

                       PLEASE TYPE ALL INFORMATION.

    AGENT:              Chemical Bank
                   270 Park Avenue
                   New York, N.Y. 10017

    CONTACTS:      Mr. John Simonson (212) 270-1063 (fax) Structured
                   Finance

                   Mr. Robert J. Juelis (212) 270-1789 (fax) Banking & Corporate Finance

    OPERATIONAL CONTACT:     Janet Belden        (212) 622-0011
    Agency Group

    TELEX:              NY: 353006            Answerback:  ABSCNYK

    TELECOPIER:         (212) 622-0854

    Full Legal Name of your Bank: ______________________________

    Exact Name of Signing Officer:    ___________________________

    Title of Signing Officer:         ____________________________

    Business Address for Delivery
      of Execution Copies of Credit
      Agreement (Please do not use
      P.O. Box address; hand
      deliveries cannot be made):     ___________________________

                                      ______________________________

    Signing Officer's Phone No.:      _______________________________

    Alternate Officer Contact:        ______________________________

    Alternate Officer's Phone No.:    _____________________________


                       PRIMARY CONTACT INFORMATION

    These contacts are for critical notification (drawdowns, repayments, rate setting, etc.)








    Bank Name:               __________________________

    Address:            ___________________

    Primary Contact:              ________________________

    Title and Department:         __________________________

    Phone Number:            ____________________________

    Primary Telecopier:           ____________________

    Alternate Telecopier:         ____________________

    Primary Telex/Answerback:     _________________________


                      ALTERNATE CONTACT INFORMATION

    Alternate Contact:       ____________________

    Title and Department:         ___________________________

    Phone Number:            ________________________

    Primary Telecopier:      _______________________

    Alternate Telecopier:         _____________________

    Primary Telex/Answerback:     _________________________


                     GENERAL OPERATIONAL INFORMATION

    Wire Instructions to your Bank:    Bank Name:   _______________
                             Dept: _______________________________
                             ABA #: _______________________________
                             A/C #: _______________________________
                             Attn: _______________________________
                             Ref: _______________________________

    Telex Information:            Contact Name(s):
                             Number:
                             Answerback:

    If any changes are made to the above information, please notify by telecopier to Janet Belden at (212) 622-0011 and [Rufus
    Kearny] at (212) 701-5658.

    Movement of funds to us:   Wire Fed Funds to:

                   Chemical Bank
                   Wholesale Loan Services Department
                   52 Broadway, 4th Floor
                   New York, New York
                   Attention:  [           ]
                   Reference:  First of America Bank Corporation











        PLEASE COMPLETE THE FOLLOWING INFORMATION FOR COMPETITIVE
                              AUCTIONS ONLY

    Agent:         Chemical Bank
              270 Park Avenue - 7th Floor
              New York, NY 10017
              Attn:  Structured Finance Department

    Telex:         NY:  353006 Answerback:  ABSCNYK

    Telecopier:    (212) 270-1063 Primary
              (212) 270-[    ] Backup

    Contacts: Janet Belden (212) 622-0011 Agency Group
              John Simonson (212) 270-4300 Structured Finance




                             Primary Contact
                           Competitive Auctions

    Bank Name:

    Address:

    Primary Contact:

    Title:

    Department:

    Telephone Number:

    Telex Number and Answerback:

    Telecopier Number:

                            Alternate Contact
                           Competitive Auctions

    Alternate Contact:

    Title:

    Department:

    Telephone Number:

    Telex Number and Answerback:

    Telecopier Number:

                           General Information
                         Domestic Lending Office

    Institution Name:

    Street Address:

    City, State, Zip Code:

                           General Information
                        Eurodollar Lending Office

    Institution Name:

    Street Address:

    City, State, Zip Code:

                                                            EXHIBIT C


                                [FORM OF]

                        ASSIGNMENT AND ACCEPTANCE


              Reference is made to the Competitive Advance and Revolving Credit Facility Agreement dated as of March 25, 1994 (the "Credit Agreement"), among First of America Bank Corporation, a Michigan corporation (the "Borrower"), the lenders listed in Schedule 2.01 thereof (the "Lenders") and Chemical Bank, as agent for the Banks (in such capacity, the "Agent"). Terms defined in the Credit Agreement are used herein with the same meanings.

              1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the "Assigned Interest") in the Assignor's rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and the Competitive Loans and Standby Loans owing to the Assignor which are outstanding on the Effective Date, together with unpaid interest accrued on the assigned Loans to the Effective Date and the amount, if any, set forth on the reverse hereof of the Fees accrued to the Effective Date for the account of the Assignor. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

              2. This Assignment and Acceptance is being delivered to the Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.19(g) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $2,000.

              3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New
    York.

    Date of Assignment:

    Legal Name of Assignor:


    Legal Name of Assignee:

    Assignee's Address for Notices:

    Effective Date of Assignment
    (may not be fewer than 5 Business
    Days after the Date of Assignment):

                                             Percentage
                                             Assigned of
                                             Facility/
                                             Commitment (set
                        Principal Amount     forth, to at least
                      Assigned (and          8 decimals, as a
                      identifying            percentage of the
                      information as to      Facility and the
    Facility          individual             aggregate
                      Competitive Loans)     Commitments of all
                                             Lenders
                                             thereunder)

    Commitment
    Assigned:         $                               %

    Standby Loans:

    Competitive
    Loans:

    Fees Assigned
    (if any):


    The terms set forth above
    and on the reverse side
    hereof are hereby agreed to:    Accepted */


    _______________, as Assignor    CHEMICAL BANK, as Agent,


    By:_________________________    By:_________________________
       Name:                           Name:
       Title:                          Title:


    _______________, as Assignee    FIRST OF AMERICA BANK
                                    CORPORATION,
                                    as Borrower,

    By:_________________________    By:_________________________
       Name:                           Name:
       Title:                          Title:


    ____________________
    [FN]
     */  To be completed only if consents are required under
    Section 9.04(a).\

                                                            EXHIBIT D



                                [FORM OF]

                          OPINION OF COUNSEL FOR
                  FIRST OF AMERICA BANK CORPORATION<F1>

              1. First of America Bank Corporation (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, (ii) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (iii) is qualified to do business in every jurisdiction within the United States where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect on First of America Bank Corporation, and (iv) has all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and to borrow funds thereunder.

              2. The execution, delivery and performance by First of America Bank Corporation of the Agreement and the borrowings of First of America Bank Corporation thereunder (collectively, the "Transactions") (i) have been duly authorized by all requisite corporate action and (ii) will not (a) violate (1) any provision of law, statute, rule or regulation (including without limitation, the Margin Regulations), or of the certificate of incorporation or other constitutive documents or by-laws of First of America Bank Corporation, (2) any order of any governmental authority or (3) any provision of any indenture, agreement or other instrument to which First of America Bank Corporation is a party or by which it or its property is or may be bound, (b) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument or (c) result in the creation or imposition of any lien upon any property or assets of First of America Bank Corporation.

              3. The Agreement has been duly executed and delivered by First of America Bank Corporation and constitutes a legal, valid and binding obligation of First of America Bank Corporation enforceable against First of America Bank Corporation in accordance with its terms, subject as to the enforceability of rights and remedies to any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights from time to time in effect.

              4. No action, consent or approval of, registration or filing with, or any other action by, any government authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect.

              5. Neither First of America Bank Corporation nor any of its subsidiaries is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 (the "1940 Act") or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

    [FN]
         <F1> Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Competitive Advance and Revolving Credit Facility Agreement (the "Agreement") dated as of March 25, 1994, among First of America Bank Corporation, the lenders listed in Schedule 2.01 thereto, and Chemical Bank, as Administrative Agent.

                              SCHEDULE 2.01
                               Contact Person
     Name and Address of       and Telecopy Number  Commitment
     Lender


     Chemical Bank             Mr. Robert J.        $11,250,000
     270 Park Avenue           Juelis
     New York, NY 10017        (212) 270-1789

     Bank of America NT & SA   Mr. Paolo Foggini    $8,750,000
     Financial Institutions    (415) 622-1173
     Group Unit 5179
     555 California Street
     San Francisco, CA 94104
     The Bank of New York      Ms. Christine        $7,500,000
     One Wall Street           Herrick
     17th Floor                (212) 809-9520
     New York, NY 10286

     Barclays Bank PLC         Mr. Charles Sabino   $4,250,000
     222 Broadway, 12th Floor  (212) 412-7665
     New York, NY 10038
     Boatmen's National Bank   Mr. Richard Wokoun   $4,250,000
     of St. Louis              (314) 466-6499
     800 Market Street
     Box 236
     St. Louis, MO 63166-0326

     The Chase Manhattan       Ms. Donna Brown      $8,750,000
     Bank, N.A.                (212) 552-7879
     One Chase Manhattan       Ms. Susan F. Herzog
     Plaza                     (212) 552-1372
     5th Floor
     New York, NY 10081

     Citibank, N.A.            Ms. Catherine Tomey  $6,000,000
     399 Park Avenue           (212) 793-5904
     12th Floor, Zone 12
     New York, NY 10043
     Continental Bank N.A.     Mr. Jennings F.      $8,750,000
     231 South LaSalle Street  Werner
     1405                      (312) 987-6982
     Chicago, IL 60697

     Credit Lyonnais           Mr. Gregory Raule    $6,000,000
     1301 Avenue of the        (212) 261-3401
     Americas
     17th Floor
     New York, NY 10019
     The Dai-Ichi Kangyo       Mr. Brian Cushing    $4,250,000
     Bank, Ltd.                (312) 876-2011
     10 South Wacker Drive
     26th Floor
     Chicago, IL 60606


     The First National Bank   Mr. Phil Hagglund    $8,750,000
     of Chicago                (312) 732-6222
     One First National Plaza
     Suite 0162
     Chicago, IL 60670-0162

     The Fuji Bank, Limited    Mr. Peter Chinnici   $6,000,000
     225 West Wacker Drive     (312) 621-0539
     Suite 2000
     Chicago, IL 60606

     Harris Trust & Savings    Mr. Donald J.        $7,500,000
     Bank                      Boreman
     111 West Monroe Street    Ms. Donna Kerpan
     4th Floor                 (312) 765-8382
     Chicago, IL 60690
     Mellon Bank, N.A.         Mr. Michael Shuster  $6,000,000
     One Mellon Bank Center    (412) 234-9047
     151-0400
     Pittsburgh, PA 15258

     The Mitsubishi Bank,      Ms. Diane Tkach      $4,250,000
     Limited                   (312) 263-2555
     115 South LaSalle Street
     Suite 2100
     Chicago, IL 60603
     Nationsbank of Texas,     Ms. Kate Galletly    $6,000,000
     N.A.                      (214) 508-0604
     901 Main Street
     66th Floor
     Dallas, TX 75202

     The Northern Trust        Mr. Thomas           $7,500,000
     Company                   Bernhardt
     50 South LaSalle Street   (312) 444-3378
     Chicago, IL 60675

     Norwest Bank              Ms. Vicky McEntyre   $6,000,000
     6th and Marquette         (612) 667-3510
     Avenues
     Minneapolis, Minnesota
     55479-0015
     PNC Bank, N.A.            Mr. Mark Merrill     $6,000,000
     5th Avenue and Wood       (412) 762-2784
     Streets
     Pittsburgh, PA 15265

     Sakura                    Mr. David Wuertz     $6,000,000
     227 West Monroe Street    (312) 332-5345
     Suite 4700
     Chicago, IL 60606
     Societe Generale          Mr. Jean-Francois    $6,000,000
     50 Rockefeller Plaza      Hamant
     New York, NY 10020        (212) 581-8975


     Westdeutsche Landesbank   Ms. Lillian Lum      $6,000,000
     Girozentrale              (212) 852-6140
     1211 Avenue of the
     Americas
     23rd Floor
     New York, NY 10036

     The Yasuda Trust and      Mr. David Beatty     $4,250,000
     Banking Co., Ltd.         (312) 683-3899
     181 West Madison Street
     Suite 4500
     Chicago, IL 60602

                                                 __________________

                              TOTAL COMMITMENT        $150,000,000

                              SCHEDULE 3.06



                                  None.

                              SCHEDULE 3.14


            Subsidiaries of the Borrower As of March 25, 1994


              First of America Bank - Ann Arbor
              First of America Bank - Central
              First of America Bank - Champaign County, N.A.
              First of America Bank - Decatur, N.A.
              First of America Bank - Kankakee/Will County, N.A. First of America Bank - Northeast Illinois, N.A. First of America Bank - Champion, N.A.
              First of America Bank - Michigan, N.A.
              First of America Bank - Mid Michigan, N.A.
              First of America Bank - Northern Michigan
              First of America Bank - Illinois, N.A.
              First of America Bank - Quad Cities, N.A.
              First of America Bank - North Central Illinois, N.A. First of America Bank - Southeast Michigan, N.A. First of America Bank - Springfield, N.A.
              First of America Bank - Upper Peninsula, N.A.
              First of America Bank - West Michigan
              First of America Bank - Security
              First of America Community Development Corporation First of America Insurance Company
              First of America Mortgage Company
              First of America Bank Corporation - Indiana
              First of America Trust Company
              First of America Information Systems, Inc.
              Secure Data Corporation